Exhibit 99

Form 4 Joint Filer Information

Name and Address:	Clarence W. Schawk 2006 GRAT
1695 River Road
Des Plaines, IL 60018

Designated Filer:	Marilyn G. Schawk

Issuer Name &
Ticker Symbol:	Schawk, Inc. (SGK)

Date of Event
Requiring Statement:	May 18, 2007
January 25, 2008

Signature:

Clarence W. Schawk 2006 GRAT By: /s/ A. Alex Sarkisian A. Alex Sarkisian, attorney-in-fact for Marilyn G. Schawk, as trustee